Exhibit 10.4

UNANIMOUS SHAREHOLDER AGREEMENT

McEWEN COPPER INC.

AUGUST 20, 2021

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Gender and Number	5
1.3	Currency	5
1.4	Headings	6
1.5	Calculation of Time Periods	6
1.6	Conflict	6
1.7	Grant of Power of Attorney	6
1.8	Corporation Bound	6

ARTICLE 2 BUSINESS AND AFFAIRS OF THE CORPORATION		6

2.1	Board of Directors	6
2.2	Appointment of Additional Directors	7
2.3	Board Quorum	7
2.4	Officers	7
2.5	Place, Notice and Telephone Attendance of Board Meetings	7
2.6	Indemnity of Directors and Officers	8
2.7	Books and Records	8
2.8	Fiscal Year	8
2.9	D&O Insurance	9
2.10	Shares of the Corporation	9
2.11	Legend on Share Certificates	9
2.12	Shareholders' Meetings	9

ARTICLE 3 BOARD APPROVALS AND SHAREHOLDER APPROVALS		10

3.1	Matters Requiring Board Approval	10
3.2	Reserved Matters Requiring Super-Majority Shareholders Approval	10

ARTICLE 4 TRANSFER RESTRICTIONS AND TRANSFERS TO PERMITTED TRANSFEREES		11

4.1	General Transfer Restriction	11
4.2	Agreement to Be Bound by Transferee	11
4.3	Permitted Transfers	11

ARTICLE 5 FINANCING AND PRE-EMPTIVE RIGHT		11

5.1	Pre-Emptive Right	11
5.2	New Issuance	12
5.3	Pre-Emptive Right Exclusions	12

ARTICLE 6 RIGHT OF FIRST REFUSAL		13

6.1	Offer To Sell	13
6.2	ROFR Exercise Notice	13
6.3	Failure To Purchase	13

ARTICLE 7 TAG-ALONG RIGHTS		14

7.1	Tag-Along	14

- ii -

7.2	Tag-Along Right	14
7.3	Preference of Right of First Refusal	15

ARTICLE 8 DRAG-ALONG RIGHTS		15

8.1	Notice of Proposed Sale and Drag-Along Rights	15
8.2	Obligation to Sell and Terms of Sale	15

ARTICLE 9 PURCHASE OPTION ON A TRIGGERING EVENT		16

9.1	Triggering Events	16
9.2	Trigger Notice	16
9.3	Purchase Option	17
9.4	Suspension of Requirement for Unanimous Approval	17
9.5	Spouse Becoming Shareholder	18
9.6	Purchase Price	18

ARTICLE 10 GENERAL SALE PROVISIONS		18

10.1	Definitions	18
10.2	Deliveries at a Closing	18
10.3	Personal Guarantees	19
10.4	Treatment of Indebtedness	19
10.5	Failure to Complete	19
10.6	Closing Place	19

ARTICLE 11 TOP-UP SHARES		19

ARTICLE 12 CONFIDENTIALITY		20

12.1	Confidentiality	20

ARTICLE 13 GENERAL		20

13.1	Term	20
13.2	Notices	20
13.3	Applicable Law	20
13.4	Severability	20
13.5	Enurement and Assignment	21
13.6	Waiver	21
13.7	Time of Essence	21
13.8	Further Assurances	21
13.9	Independent Legal Advice	21
13.10	Entire Agreement	21
13.11	Counterparts	21

Schedule "A" JOINDER

Schedule "B" DETERMINATION OF FAIR VALUE

Schedule "C" HOLDERS OF COMMON SHARES

UNANIMOUS SHAREHOLDER AGREEMENT

THIS UNANIMOUS SHAREHOLDER AGREEMENT made effective as of August 20, 2021.

AMONG:

Minera Andes Inc., a corporation existing under the laws of the
Province of Alberta

– and –

Evanachan Limited, a corporation existing under the laws of the
Province of Ontario

– and –

Those additional shareholders of the Corporation who become parties hereto by the execution of a joinder agreement in the form of Schedule "A" attached hereto

– and –

McEwen Copper Inc., a corporation existing under the laws of the
Province of Alberta (the "Corporation")

WHEREAS:

A.	the Corporation was incorporated under the laws of the Province of British Columbia on March 6, 2006 and continued from the Province of British Columbia to the Province of Alberta on December 31, 2012 as International Copper ULC;

B.	the Corporation was converted to a limited liability corporation and changed its name by way of articles of amendment dated August 20, 2021;

C.	the authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Class B Common Shares;

D.	as at the date hereof, 21,500,000 Common Shares are issued and outstanding to the holders and in the amounts as set out in Schedule "C";

E.	the Shareholders wish to establish their rights and obligations in respect of the Shares of the Corporation now or hereafter owned by them, the management and control of the Corporation and certain other matters as set forth herein; and

F.	the Shareholders intend that this Agreement shall operate and be construed as a unanimous shareholder agreement under the Act;

NOW THEREFORE the parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or content inconsistent therewith, the expressions set out below shall have the following meanings, respectively:

"Acceptance Period" has the meaning attributed thereto in subsection 6.1(d);

"Act" means the Business Corporations Act (Alberta) and its regulations, as amended;

"Acquired Shares" has the meaning attributed thereto in Schedule “A”;

"Affiliate" means with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such Person;

"Agreement", "this Agreement", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this unanimous shareholder agreement and not to any particular article, section, subsection, clause, subdivision or other portion hereof and include any and every amending agreement and agreement supplemental or ancillary hereto;

"Articles" means the articles of the Corporation as may be amended or restated from time to time;

"Board" means the board of directors of the Corporation;

"Business Day" means any day, excluding Saturday, Sunday or any other day which is a legal holiday in Edmonton, Alberta;

"By-laws" means the by-laws of the Corporation from time to time in effect;

"Common Shares" means the common shares in the capital of the Corporation;

"Control" means (i) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of the Corporation is carried on, whether as a result of ownership of sufficient Shares of the Corporation to enable that Person or group of Persons to elect a majority of the Directors of the Corporation or by contract or otherwise, or (ii) with reference to a partnership, trust, syndicate or other entity, will mean actual power or authority to manage and direct the affairs of the entity and if such power or authority is not otherwise determinable will mean ownership of more than 50% of the transferable beneficial interests in such entity, and in each case the term "Controlled" has a corresponding meaning;

"Corporate Shareholder" means any Shareholder which is a corporation, partnership, trust, syndicate, or other entity any of the beneficial interests in which are transferable;

"Corporation" means McEwen Copper Inc.;

"Director" means a member of the Board;

"Disability" means the mental or physical inability of a person to perform regularly his or her duties for the Corporation for a period of 12 consecutive calendar months, or for any 12 calendar months in any consecutive 18 calendar months;

"Drag-Along Notice" has the meaning attributed thereto in Section 8.1;

"Drag-Along Right" has the meaning attributed thereto in Section 8.1;

"Drag-Along Shares" has the meaning attributed thereto in subsection 8.1(d);

"Exercise Notice" has the meaning attributed thereto in subsection 9.3(b);

"Exercise Period" has the meaning attributed thereto in subsection 9.3(a);

"Fair Value" of Shares means value as determined in accordance with Schedule “B”;

"Immediate Family Member" means parents, spouse, siblings, children and stepchildren;

"Indemnitee" has the meaning attributed thereto in subsection 2.6(a);

"Insurance Proceeds" means the insurance proceeds received on the death of the deceased Shareholder;

"Investors Group" means all shareholders of the Corporation set out in Schedule "C" other than Minera Andes Inc.;

"Investors Nominees" has the meaning attributed thereto in Section 2.1(a);

"Investors Shares" means the Common Shares subscribed by Shareholders other than Minera Andes Inc. on or prior to the date hereof;

"Issuance Notice" has the meaning attributed thereto in Section 5.1;

"Joinder Agreement" means an agreement enabling new shareholders to agree to this Agreement without the necessity of renegotiating the terms of this Agreement;

"Liquidity Event" means:

(a)	the Corporation completes an initial public offering that results in the Common Shares or other securities in the capital of the Corporation becoming listed on a stock exchange in Canada or the United States of America; or

(b)	the Corporation completes a reverse takeover, statutory merger or amalgamation, arrangement, share exchange, business combination or other similar transaction which results in a class of shares of the issuer resulting from such transaction being listed (the "Resulting Issuer") on a stock exchange in Canada or the United States of America and the shareholders of the Corporation receiving such listed securities of the Resulting Issuer and/or cash in exchange for their Shares;

"Minority Shareholders" has the meaning attributed thereto in Section 7.1;

"New Shareholder" has the meaning attributed thereto in Schedule “A”;

"Permitted Transfer" shall have the meaning set forth in Section 4.3;

"Permitted Transferee" shall have the meaning set forth in Section 4.3;

"Person" means any individual, company or corporation, joint venture, syndicate, partnership, firm, association, trust, sole proprietorship, government or governmental agency, authority or entity howsoever designated or constituted;

"Pre-Emptive Right" shall have the meaning attributed thereto in Section 5.1;

"Pre-Emptive Right Exercise Notice" shall have the meaning attributed thereto in Section 5.1;

"Principal" means, where a Shareholder is a Person other than an individual, the individual who holds directly or indirectly greater than 50% of the voting securities of such Shareholder or who holds, or exercises control or direction over, a sufficient number of the voting securities of a Shareholder to materially affect the control of that Shareholder;

"Purchasers" has the meaning attributed thereto in Section 9.3(b);

"Purchase Option" has the meaning attributed thereto in Section 9.3;

"Related Persons" mean Persons that are deemed not to deal with each other at arm's length, including (i) in relation to Directors and officers of the Corporation, individuals connected by blood relationship, adoption, marriage or common law partnership, and (ii) Shareholders of the Corporation;

"Right of First Refusal" has the meaning attributed thereto in Section 6.2;

"ROFR Exercise Notice" has the meaning attributed thereto in Section 6.2;

"ROFR Notice" has the meaning attributed thereto in Section 6.1;

"ROFR Shareholder" has the meaning attributed thereto in Section 6.1;

"ROFR Shares" has the meaning attributed thereto in Section 6.1;

"Selling Group" has the meaning attributed thereto in Section 8.1;

"Selling Shareholder" has the meaning attributed thereto in Section 6.1;

"Shareholders" means the holders of Common Shares from time to time;

"Shareholder Borrowing" means outstanding indebtedness which is owed by a Shareholder to the Corporation;

"Shareholder Debt" means outstanding indebtedness which is owed by the Corporation to a Shareholder;

"Shares" means the Common Shares and includes, for certainty, the Investors Shares;

"Share Price" has the meaning attributed thereto in Section 6.1(c);

"Super-Majority Selling Shareholders" has the meaning attributed thereto in Section 7.1;

"Super-Majority Resolution" means a resolution passed by not less than 70% percent of the votes cast by the Shareholders who voted in respect of that resolution or signed by all the Shareholders entitled to vote on that resolution;

"Super-Majority Shareholders" means, at any date, the holders of more than 70% percent of the issued and outstanding Common Shares on such date;

"Tag-Along Offer" has the meaning attributed thereto in subsection 7.2(a);

"Tag-Along Right" has the meaning attributed thereto in Section 7.1;

"Tag-Along Right Exercise Notice" has the meaning attributed thereto in Section 7.1;

"Third Party" has the meaning attributed thereto in Section 6.1;

"Top-Up Share" has the meaning attributed thereto in Article 11;

"Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which, directly or indirectly, possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary or by operation of law and whether or not for value, and any agreement to effect any of the foregoing; and the words "Transferred", "Transferring", "Transferee", "Transferor" and similar words have corresponding meanings;

"Transfer Notice" has the meaning attributed thereto in Section 7.1;

"Transferor" has the meaning attributed thereto in Section 4.3;

"Treasury Securities" has the meaning attributed thereto in subsection 5.1(b);

"Trigger Notice" has the meaning attributed thereto in Section 9.2;

"Triggered Shares" has the meaning attributed thereto in Section 9.3;

"Triggering Events" has the meaning attributed thereto in Section 9.1; and

"Vendor" has the meaning attributed thereto in Section 9.3(b).

1.2	Gender and Number

Words importing the singular number only shall include the plural, and vice-versa, words importing gender shall include all genders.

1.3	Currency

All payments contemplated and all dollar amounts referred to in this Agreement shall be in Canadian funds.

1.4	Headings

The division of this Agreement into articles and sections and headings thereof are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein or in the schedules to articles, sections and schedules are to articles, sections and schedules of and to this Agreement.

1.5	Calculation of Time Periods

Unless otherwise specified herein when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded and the day upon which such act is to be done or step taken shall be included. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

1.6	Conflict

In the event of any conflict between the provisions of this Agreement and the Articles or the By-laws or both, the provisions of this Agreement shall govern. Each of the Shareholders agrees to vote or cause to be voted the Shares owned by it so as to cause the Articles or the By-laws or both to be amended to resolve any such conflict in favour of the provisions of this Agreement.

1.7	Grant of Power of Attorney

Upon the failure of any Shareholder to vote any Shares owned by such Shareholder in accordance with the terms of this Agreement, such Shareholder hereby appoints and constitutes the Secretary of the Corporation as attorney in respect of all Shares owned by such Shareholder (which power of attorney is coupled with an interest and will be irrevocable until either this Agreement terminates pursuant to its terms or this section is amended to remove such grant of power of attorney), with full power and authority to execute such agreements, consents, transfers and other documents in respect of such Shares and to vote all such Shares in the manner provided in this Agreement.

1.8	Corporation Bound

The Corporation confirms its knowledge of this Agreement and undertakes to carry out in good faith and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

ARTICLE 2

BUSINESS AND AFFAIRS OF THE CORPORATION

2.1	Board of Directors

(a)	The Investors Group will be entitled to nominate one-third of the Directors provided the Investors Group collectively owns not less than 25% of the outstanding Shares (the "Investors Nominees"). The initial Investors Nominee shall be Robert R. McEwen.

(b)	The number of Directors shall initially be two, consisting of Anna Ladd-Kruger and Robert R. McEwen.

(c)	The Investors Group will be entitled, with the written approval of Investors Group members holding a majority of the votes attached to all Shares held by the Investors Group, to remove any or all of the Investors Nominees at any time.

(d)	If an Investors Nominee ceases to be a Director for any reason, the vacancy will be filled by a nominee approved by a majority of the votes attached to the Shares held by the Investors Group.

(e)	The Board shall have the ability by ordinary resolution to grant any Shareholder such observer rights with respect to any meeting of the Board as the Board may determine, in their full discretion.

2.2	Appointment of Additional Directors

The Board, acting unanimously, may, between annual meetings of Shareholders, appoint one or more additional Directors to serve until the next annual meeting of Shareholders, on the condition that the number of additional Directors shall not at any time exceed one-third of the number of Directors who held office at the expiration of the last annual meeting of Shareholders.

2.3	Board Quorum

The Board shall have no power to transact business at any meeting of the Board unless a quorum is present. A quorum for a meeting of the Board shall be a majority of the Directors.

2.4	Officers

The Corporation shall have a President, Secretary and such other officers as the Board determines.

2.5	Place, Notice and Telephone Attendance of Board Meetings

(a)	Meetings of the Board will be held in or at such place as the Directors by majority agree failing which agreement, meetings will be held at the registered office of the Corporation.

(b)	Regular meetings of the Board, to be held at least yearly, will be called by any Director on not less than five Business Days' notice to the Directors or such a shorter period of time as consented to by all of the Directors. Any Director may call additional meetings upon five Business Days' notice to the other Directors.

(c)	Notwithstanding the foregoing, emergency meetings of the Board in connection with matters of an urgent nature (where the need for a meeting of the Board could not have been reasonably foreseen) may be called on not less than 24 hours' notice.

(d)	The notice will contain a statement as to the business proposed to be transacted at such meeting provided that the Directors are entitled to transact any business brought before the meeting whether or not set out in the notice.

(e)	Directors may participate in meetings by telephone or other communications facilities. The Corporation shall ensure that the telephone or other communications facilities available permit all individuals participating the meeting to communicate with each other simultaneously and instantaneously.

(f)	If all of the Directors are present at a meeting of the Board, whether the matters to be transacted at that meeting are urgent or not, notice of that meeting of the Board is deemed to be waived unless, at the beginning of that meeting, any Director objects to the holding of that meeting of the Board without the required notice.

2.6	Indemnity of Directors and Officers

(a)	The Corporation will, whenever required or permitted by the Act or otherwise by law, indemnify each Director, each officer of the Corporation, each former Director, each former officer of the Corporation and each individual who acts or acted at the Corporation's request as a Director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives (each an "Indemnitee") against all costs, charges and expenses, including, without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or officer of the Corporation or such body corporate if:

(i)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or such body corporate; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that his conduct was lawful.

(b)	The Corporation will advance funds to an Indemnitee for the costs, charges and expenses referred to in Section 2.6(a) above. Any Indemnitee receiving advancement of funds under this Section 2.6(b) will repay such funds if the Indemnitee does not fulfill the conditions of Section 2.6(a).

(c)	The Indemnitee must be judged by a court of competent jurisdiction to have committed a fault or omitted to do something that the Indemnitee ought to have done before any determination may be made that the Indemnitee is not entitled to indemnification. Indemnitees are presumed to have acted honestly and in good faith, and in the absence of a judgment of a court to the contrary, are presumed to be entitled to indemnification.

(d)	The indemnification obligations of the Corporation pursuant to this Section 2.6 and the terms and conditions, including coverage amounts, of any insurance policy established pursuant to Section 2.9, shall not in any way be diminished without the approval of the Board.

2.7	Books and Records

The Corporation shall at all times maintain complete and accurate books and records relating to its business and affairs.

2.8	Fiscal Year

Until changed by a resolution of the Board, the fiscal year of the Corporation will end on the last day of December in each year.

2.9	D&O Insurance

The Corporation shall obtain and maintain, at reasonable cost to the Corporation, Directors and officers liability insurance covering all Directors and officers of the Corporation with a nationally recognized insurer in such amounts as may be determined by the Board. The Corporation will make copies of the policy available to any Director upon request.

2.10	Shares of the Corporation

The provisions of this Agreement relating to the Shares shall apply to any shares or securities into which such Shares may be converted, changed, reclassified, re-divided, re-designated, redeemed, subdivided or consolidated, to any shares or securities that are received by the Shareholders hereto as a dividend or distribution payable in shares or securities of the Corporation and to any shares or securities of the Corporation or of any successor of a continuing entity of the Corporation that may be received by the Shareholders hereto on a reorganization, arrangement, amalgamation, consolidation or merger, statutory or otherwise.

2.11	Legend on Share Certificates

Any and all certificates representing Shares now or hereafter beneficially owned by the Shareholders during the term of this Agreement Share shall bear a legend referring to this Agreement and that transfers of Shares are accordingly restricted.

2.12	Shareholders' Meetings

(a)	The Shareholders shall have one meeting each fiscal year at such place in or outside the Province of Alberta as the Directors determine or, in the absence of such a determination, at the place where the registered office of the Corporation is located.

(b)	A meeting of the Shareholders of the Corporation may be held by telephonic or electronic means (as defined in the Act) and a Shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting shall be deemed, for purposes of the Act and this Agreement, to be present at the meeting.

(c)	The Directors may at any time call a special meeting of Shareholders.

(d)	The holders of not less than 5% of the issued shares of the Corporation that carry the right to vote at a meeting sought to be held may requisition the Directors to call a meeting of Shareholders for the purposes stated in the requisition. The requisition shall state the business to be transacted at the meeting and shall be sent to the registered office of the Corporation. Subject to subsection 142(3) of the Act, upon receipt of the requisition the Directors shall call a meeting of Shareholders to transact the business stated in the requisition (but if the Directors are obligated to call a meeting and do not do so within 21 days after receiving the requisition call a meeting, any Shareholder who signed the requisition may call the meeting).

ARTICLE 3

BOARD APPROVALS AND SHAREHOLDER APPROVALS

3.1	Matters Requiring Board Approval

Unless otherwise allowed or required by this Agreement, the following matters shall require the approval of the Board:

(a)	entering into any commercial contracts which are not in the normal course of the business;

(b)	declaring or paying dividends in respect of the Shares or making any other distributions of assets of the Corporation;

(c)	hiring or terminating officers of the Corporation;

(d)	changing the fiscal year of the Corporation;

(e)	changing the number of Directors of the Corporation;

(f)	formulation of remuneration policy, bonus policy and long term incentives for employees, and implementation of remuneration policy approved by the Shareholders;

(g)	establishing, amending or terminating any stock option, stock purchase, stock bonus plan, share appreciation rights scheme or any similar equity incentive plan or program for any of the Corporation's Directors, officers, employees or consultants, provided that if voting stock is used, the voting stock shall not constitute more than 10% of the issued and outstanding voting stock in the Corporation;

(h)	the approval of annual budgets for general, administrative and operating expenses of the Corporation; or

(i)	the approval of the transfer of any Shares other than Permitted Transfers in this Agreement.

3.2	Reserved Matters Requiring Super-Majority Shareholders Approval

Unless otherwise allowed or required by this Agreement, the following matters shall require the approval of the Super-Majority Shareholders:

(a)	granting of a security interest in or otherwise encumbering the Corporation's assets to secure obligations other than in the ordinary course of business;

(b)	providing a guarantee on behalf of the Corporation to secure the performance of any obligation of any other person that is not an Affiliate;

(c)	fundamentally changing the Corporation's business;

(d)	sale or disposition of all or substantially all of the Corporation's assets;

(e)	amalgamation or merging with or into any other corporation;

(f)	taking or instituting any proceedings for the winding-up, reorganization or dissolution of the Corporation or making any material assignment for the benefit of any creditors of the Corporation;

(g)	creating or amending rights associated with any class of Shares; or

(h)	entering into any transactions with Related Persons.

ARTICLE 4

TRANSFER RESTRICTIONS AND TRANSFERS TO PERMITTED TRANSFEREES

4.1	General Transfer Restriction

Except as otherwise expressly provided in this Agreement or with the written consent of all the Shareholders, no Shares shall at any time be Transferred by a Shareholder. A purported Transfer of any Shares in violation of this Agreement will not be valid and the Corporation will neither register, nor permit any transfer agent to register on the securities register of the Corporation, any such Shares purportedly Transferred in violation of this Agreement.

4.2	Agreement to Be Bound by Transferee

No Transfer of Shares to any Person shall be made until after such Person agrees to be bound by the terms of this Agreement by duly executing a joinder agreement in the form of Schedule "A" attached hereto. A Person so agreeing shall be deemed to be a party to this Agreement and one of the Shareholders hereto.

4.3	Permitted Transfers

Any Shareholder shall be permitted to Transfer all or any part of the Shares owned by such Shareholder (the "Transferor") to an Affiliate or Immediate Family Member of such Shareholder, or, in the case of a Corporate Shareholder, to Persons who Control a Corporate Shareholder, or Immediate Family Members or Affiliates of such Persons (in each case a "Permitted Transferee" and each such Transfer, a "Permitted Transfer"). As a condition precedent to being registered as a holder of Shares, the Permitted Transferee shall execute and deliver to the Corporation a written acknowledgment in the form satisfactory to the Corporation that such transfer is in accordance with and subject to the terms of this Agreement. Except as expressly otherwise agreed by the Shareholders, the Permitted Transferee shall assume all liabilities, obligations and commitments due and outstanding under this Agreement on the effective date of the Transfer. The Transferor will remain jointly and severally liable with the Permitted Transferee for the performance of the Permitted Transferee's obligations under this Agreement.

ARTICLE 5

FINANCING AND PRE-EMPTIVE RIGHT

5.1	Pre-Emptive Right

In the event the Corporation wishes at any time hereafter to issue any additional Shares from treasury, or grant or issue any securities convertible into Shares (other than incentive options to employees granted under an approved stock option plan of the Corporation), it shall first offer such additional Shares or convertible securities for purchase to Shareholders by written notice (an "Issuance Notice") given to each Shareholder. The Issuance Notice shall be delivered within ten days of all consents and approvals to issue Shares or grant or issue any securities convertible into Shares having been received by the Corporation and shall contain the following:

(a)	a statement that the Issuance Notice is given pursuant to the provisions of this Section 5.1;

(b)	a description of the Shares or convertible securities to be issued (the "Treasury Securities"), the name and address of the party or parties to whom the Treasury Securities are to be issued, and the issue price and other terms and conditions under which the Shares or convertible securities are to be issued; and

(c)	an offer for the recipient of the Issuance Notice to purchase from the Corporation the Treasury Securities at the price and on the terms described in the Issuance Notice pursuant to (b) above.

Upon receipt of such Issuance Notice, each Shareholder shall have the right, but not the obligation, (the "Pre-Emptive Right") to purchase all or a portion of the Treasury Securities on the terms described in the Issuance Notice. Such Pre-Emptive Right is exercisable by each Shareholder by giving written notice of acceptance (the "Pre-Emptive Right Exercise Notice") to the Corporation within ten days after receipt of the Issuance Notice from the Corporation, specifying the number of Treasury Securities such Shareholder wishes to acquire pursuant thereto, up to that percentage of the Treasury Securities which corresponds to the percentage of the issued and outstanding Common Shares beneficially owned by the Shareholders as at such time (calculated on a non-diluted basis). If more than one Shareholder gives a Pre-Emptive Right Exercise Notice to the Corporation, then the Treasury Securities shall be allocated among them pro rata to their beneficial ownership of Shares.

5.2	New Issuance

Upon the issuance of Shares to any Person or Persons if the subscriber is not then a Shareholder who is a party to this Agreement, such Person or Persons shall agree to be bound by the terms and conditions of this Agreement by duly executing a joinder agreement in the form of Schedule “A”. The Corporation shall require that the subscriber become a party to this Agreement in accordance with the foregoing as a condition of the issuance of any Shares to any Person or Persons.

5.3	Pre-Emptive Right Exclusions

The Corporation shall not be obligated to make an offer under or to otherwise comply with Section 5.1 and the Pre-Emptive Right shall not apply to, any Shares or convertible securities that are issued by the Corporation pursuant to:

(a)	any transaction which is primarily a borrowing transaction with a financial institution in connection with which the lender is granted the right to acquire options, warrants, shares or other securities of the Corporation;

(b)	the issuance of options, warrants, performance shares or other incentive equity securities or the issuance of any Shares in connection with the exercise of any options, warrants or other incentive equity securities granted by the Corporation pursuant to any security-based incentive plan or other arrangement, which is approved by the Board in accordance with the terms and conditions hereof; or

(c)	the issuance of Shares by the Corporation in a share or asset purchase or other similar transaction where Shares or convertible securities of the Corporation are used to fund all or a portion of the applicable purchase price.

ARTICLE 6

RIGHT OF FIRST REFUSAL

6.1	Offer To Sell

For the purposes of this Article, "Pro Rata Share" means the quotient of X/Y, where X is equal to the number of Shares owned by a Shareholder, and Y is equal to the total issued and outstanding Shares of the Corporation. If a Shareholder (the "Selling Shareholder") wishes to sell all, but not less than all, of its Shares to a third party (the "Third Party"), then after receiving a bona fide written offer from the Third Party for the purchase of all of its Shares, but before any definitive agreement is made, the Selling Shareholder shall give notice (the "ROFR Notice") to the other Shareholders (collectively "ROFR Shareholders" and individually a "ROFR Shareholder") and to the Corporation of its desire to sell all of its Shares. The ROFR Notice shall set out:

(a)	a statement that the ROFR Notice is given pursuant to the provisions of this Article 6;

(b)	the total number of Shares that the Selling Shareholder beneficially owns (the "ROFR Shares");

(c)	the price per Share (the "Share Price") the Third Party has offered and at which Selling Shareholder is prepared to sell the ROFR Shares; and

(d)	an offer by the Selling Shareholder to sell all of the ROFR Shares to ROFR Shareholders in proportion to their Pro Rata Share at the Share Price, which offer shall be open for acceptance for a period of 10 days from the date of the offer (the "Acceptance Period").

6.2	ROFR Exercise Notice

Following receipt of the ROFR Notice, the ROFR Shareholder shall have the right but not the obligation (the "Right of First Refusal") during the Acceptance Period, to elect to purchase the ROFR Shares in proportion to their Pro Rata Share upon the terms contained in the ROFR Notice by giving a written notice (the "ROFR Exercise Notice") to the Selling Shareholder stating that it accepts the offer of the Selling Shareholder contained in the ROFR Notice. Any ROFR Shareholder who wishes to purchase a different number of Shares than its Pro Rata Share shall in its ROFR Exercise Notice state the number of Shares it requests to purchase. If a ROFR Shareholder requests to purchase less than its Pro Rata Share, the ROFR Shareholders who requested to purchase more than their Pro Rata Share will be entitled to purchase the unsubscribed Shares in proportion to their then Pro Rata Share, or in such other proportions as they agree, by giving ROFR Exercise Notice to the Selling Shareholder within 2 days of the expiry of the Acceptance Period. If, within the Acceptance Period, all of the ROFR Shares have been accepted for purchase by ROFR Shareholders pursuant to this Section, the Selling Shareholder shall sell the ROFR Shares to ROFR Shareholders and such transaction of purchase and sale shall be completed within 5 days of the date upon which the last ROFR Exercise Notice may have been given. The purchase price shall be paid in cash or certified cheque on the closing date.

6.3	Failure To Purchase

If the Selling Shareholder does not receive any ROFR Exercise Notice within the Acceptance Period specified in Section 6.2, then the ROFR Shareholders shall be deemed to have refused to purchase the ROFR Shares referred to in the ROFR Notice. The Selling Shareholder may then sell all, but not less than all, of the ROFR Shares to the Third Party, provided the sale is on the exact same terms and conditions as contained in the ROFR Offer and provided the purchase and sale is completed within the following 60 day period from the expiry of the Acceptance Period. If the ROFR Shares are not sold within such 60 day period and if the Selling Shareholder thereafter still desires to sell the ROFR Shares it shall again give ROFR Notice pursuant to this Section 6.3. Any Third Party proposing to acquire ROFR Shares as permitted by this Section 6.3 shall, as a condition of the completion of the purchase and sale, agree to be bound by the provisions of this Agreement by duly executing a joinder agreement in the form of Schedule "A" attached hereto.

ARTICLE 7

TAG-ALONG RIGHTS

7.1	Tag-Along

If any one or more Shareholders holding in aggregate greater than 70% of the outstanding Shares having a right to vote (the "Super-Majority Selling Shareholders") desire to sell Shares in aggregate representing greater than 70% of the outstanding Shares to a third party transferee, such Super-Majority Selling Shareholders shall give a written notice (the "Transfer Notice") pursuant to Section 7.2 to the other Shareholders (the "Minority Shareholders") (with a copy to the Corporation) of their intention to sell such Shares. The Transfer Notice shall contain the number of Shares which the Super-Majority Selling Shareholders propose to sell to the third party transferee, the identity of the third party transferee, the proposed effective date and closing date of such sale and the price and other terms and conditions of such sale. Each Minority Shareholder shall have the right, but not the obligation, during the 10 day period following the receipt of the Transfer Notice, to deliver a written confirmation (the "Tag Along Right Exercise Notice") to the Super-Majority Selling Shareholders as to whether or not such Minority Shareholder wishes to exercise its tag along rights (the "Tag Along Right"). Any such Minority Shareholder who fails to deliver such Tag-Along Right Exercise Notice within the 10 day period shall be deemed to have elected not to exercise its Tag-Along Right.

7.2	Tag-Along Right

(a)	If any of the Minority Shareholders exercises its Tag-Along Right by delivering a Tag- Along Right Exercise Notice pursuant to Section 7.1, such Minority Shareholder shall execute all necessary documents to give effect to such a sale to the third party and the Super-Majority Selling Shareholders shall use their best efforts to obtain from the third party transferee a bona fide offer addressed to such Minority Shareholders who have exercised their Tag Along Right containing identical terms and conditions of the sale as received by such Super-Majority Selling Shareholders (a "Tag Along Offer").

(b)	If none of the Minority Shareholders elect to exercise their Tag-Along Right, the Super- Majority Selling Shareholders may at any time within a period of 45 days following the expiry of the 10 day period referred to in Section 7.1 sell all of the Shares of the Super- Majority Selling Shareholders to the third party transferee, on the condition that such Shares are to be transferred under a bona fide sale.

(c)	If one or more Minority Shareholders accept the Tag-Along Offer and exercise their respective Tag-Along Right, the purchase and the sale of the Shares to the third party transferee pursuant to the Tag-Along Offer will be completed in accordance with the provisions of the Tag-Along Offer and at the same time as the purchase and sale of the Shares by the Super-Majority Selling Shareholders to the third party transferee and as part of the same closing.

(d)	In the event that the third party transferee desires to purchase a number of Shares which is less than the total number of Shares desired to be sold by the Super-Majority Selling Shareholders together with those Shares in respect of which Minority Shareholders have exercised a Tag-Along Right, the number of Shares to be sold by the Super-Majority Selling Shareholders and the Minority Shareholders shall be reduced on a pro rata basis among all such Shareholders.

7.3	Preference of Right of First Refusal

It is understood and agreed that any Tag-Along Rights a Shareholder may have pursuant to this Article 7 shall not apply to the purchase of Shares by a Shareholder if a ROFR Exercise Notice is given pursuant to Section 6.2.

ARTICLE 8

DRAG-ALONG RIGHTS

8.1	Notice of Proposed Sale and Drag-Along Rights

If any one or more Shareholders (herein referred to as the "Selling Group") desire to sell any Shares in the Corporation pursuant to a bona fide offer to purchase such Shares from any person dealing at arm's length with the Selling Group and such Shares constitute greater than 70% of the then outstanding Shares of the Corporation having a right to vote, then the Selling Group shall have the right (the "Drag-Along Right") to require all other Shareholders to sell all of their respective Shares to the same third party purchaser on the same terms and conditions offered to the Selling Group, as set forth in the Drag-Along Notice. The Selling Group shall exercise its Drag-Along Right by enclosing with the Drag-Along Notice delivered to the other Shareholders pursuant to this Section 8.1 with respect to such proposed sale a written notice (a "Drag-Along Notice") which shall contain the following:

(a)	a statement that the Drag-Along Notice is delivered pursuant to Article 8;

(b)	the identity of the third party purchaser;

(c)	the price and other terms and conditions of such sale;

(d)	an offer by the third party purchaser to purchase all but not less than all of the Shares owned by such other Shareholders (the "Drag-Along Shares") on the same terms and conditions offered to the Selling Group; and

(e)	specify the proposed closing date for the sale of the Drag-Along Shares, which shall be not less than 10 Business Days before the closing of the sale of the Drag-Along Shares.

8.2	Obligation to Sell and Terms of Sale

Upon receipt of the Drag-Along Notice each Shareholder shall take all necessary action to dispose of all of the Drag-Along Shares then held by such Shareholders to such third party purchaser on the terms and conditions as described in the Drag-Along Notice. Each Shareholder shall give customary representations and warranties relating to ownership, title and ability to convey its Drag-Along Shares. No such Shareholder shall be directly liable in respect of any indemnification in connection with such sale of Drag- Along Shares in excess of the consideration received by such Shareholder therefrom or for the breach of representations or warranties made by any other Shareholder.

ARTICLE 9

PURCHASE OPTION ON A TRIGGERING EVENT

9.1	Triggering Events

For the purposes of this Article 9 "Triggering Events" shall mean where the following occurs in relation to a Principal or a Shareholder, as applicable; provided that a Triggering Event in respect of a Principal who Controls a Shareholder shall be deemed to be a Triggering Event of the Shareholder:

(a)	death or Disability;

(b)	proceedings or actions are commenced by which the Shareholder may be judged bankrupt or insolvent, or may be liquidated, dissolved, wound-up, or reorganized, or granted relief or protection under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or other similar laws applicable to the Shareholder;

(c)	an application or proceeding is brought by the spouse or former spouse of a Shareholder under the Family Law Act (Alberta) or similar legislation to determine the entitlement of the spouse or former spouse to the net family property of that Shareholder and the Shareholder has not produced evidence satisfactory to all the other Shareholders, acting reasonably, within 30 days of the date on which the application or proceeding is commenced (the "Settlement Period"), that the financial claims of such spouse or former spouse to such entitlement can be settled without in any way, directly or indirectly, negatively affecting, encumbering or interfering (including by making public confidential information) the Corporation, its business or the holding of Shares by the Shareholder;

(d)	if a custodian, receiver, receiver-manager, or trustee is appointed for a Shareholder or for a substantial portion of their business or assets or a secured creditor takes possession of any of their Shares or execution is levied against Shares; or

(e)	a material breach by a Shareholder of any provision of this Agreement that is not cured within a period of 30 days following notice of breach from another Shareholder.

The Shareholder with respect to which the Triggering Event has occurred will be a "Triggered Shareholder" for the purposes of this Article 9. A Triggered Shareholder may not transfer its Shares to a Permitted Transferee unless the Purchase Option described below has expired.

9.2	Trigger Notice

Each Triggered Shareholder or its estate trustee, administrator, or other legal or personal representative, as the case may be, shall give notice in writing to the Corporation and the other Shareholders (the "Trigger Notice") promptly following the occurrence of a Triggering Event. In the case of Section 9.1(b) above, the Trigger Notice shall be given by the remaining Shareholders following what they determine in good faith to be the Triggering Event.

9.3	Purchase Option

Each Shareholder hereby grants to the other Shareholders (or, if they so designate, the Corporation) an irrevocable option (the "Purchase Option"), exercisable if it becomes a Triggered Shareholder, to purchase all the Shares held by it (the "Triggered Shares") in accordance with the following procedure:

(a)	the Purchase Option will be exercisable by the other Shareholders at any time within 20 Business Days following receipt of the Trigger Notice (the "Exercise Period");

(b)	other Shareholders or the Corporation, as the case may be (in each case, the "Purchaser") may exercise the Purchase Option by sending a notice in writing (the "Exercise Notice") to the Triggered Shareholder or its estate trustee, administrator, or other legal or personal representative (in each case, the "Vendor");

(c)	if there is more than one other Shareholder exercising the Purchase Option, they each may purchase their proportion of the Triggered Shares (based on their relative shareholdings) and a Purchaser may purchase more than its proportion of the Triggered Shares if any of the other Purchasers do not desire to purchase their full proportion, or any, of the Triggered Shares;

(d)	if no Exercise Notice is provided to the Triggered Shareholder within the Exercise Period, the Purchase Option expires. Thereafter,

(i)	the Triggered Shareholder remains subject to this Agreement;

(ii)	if another Triggering Event occurs, another Purchase Option shall be provided to the other Shareholders as provided above; and

(iii)	if any Triggered Shareholder has outstanding any Shareholder Debt at the time a Trigger Notice is delivered, the Purchase Option will include an obligation to purchase that Shareholder Debt for cash, and any purchase for cancellation by the Corporation of Triggered Shares must be accompanied by a repayment of any Shareholder Debt outstanding to the Triggered Shareholder.

9.4	Suspension of Requirement for Unanimous Approval

Notwithstanding anything in this Agreement, effective the occurrence of a Triggering Event, the Triggered Shareholder and any person who Controls that Shareholder (and, in the case of death, the heirs, trustees, executors, administrators and other legal representatives of the deceased Shareholder) are no longer/not entitled:

(a)	to a seat on the Board and, in the case of a living Triggered Shareholder, shall be deemed to have resigned from the Board and any office with the Corporation); or

(b)	to have his or her consent obtained before any actions are taken that would otherwise require unanimous approval under this Agreement,

and the Triggered Shareholder hereby agrees and shall vote for, approve, and act consistently with any decisions made by the remaining Shareholders.

9.5	Spouse Becoming Shareholder

If the spouse of a Triggered Shareholder or a person who Controls a Triggered Shareholder becomes a Shareholder pursuant to this Article 9, each of the other Shareholders shall be, and are hereby irrevocably appointed in those circumstances, proxies to make all decisions and exercise all voting and other rights attached to the Triggered Shares, including in respect of the disposition of the Triggered Shares in connection with a sale of Control of the Corporation, held by that spouse and/or the spouse's Permitted Transferee.

9.6	Purchase Price

The purchase price for any Triggered Shares that are sold under this Article 9 will be the Fair Value of those Shares. The determination of Fair Value is set out in Schedule “B”.

ARTICLE 10

GENERAL SALE PROVISIONS

10.1	Definitions

For the purpose of this Article, the terms:

(a)	"Date of Closing" shall mean the date set for closing in accordance with this Agreement;

(b)	"Purchaser" shall mean the Shareholder who is purchasing Shares pursuant to this Agreement;

(c)	"Time of Closing" shall mean 12:00 p.m. (Toronto time) on the Date of Closing; and

(d)	"Vendor" shall mean the Shareholder who is selling Shares pursuant to this Agreement.

10.2	Deliveries at a Closing

At the Time of Closing, the Vendor shall:

(a)	deliver to the Corporation a signed resignation of the Vendor or the person who Controls the Vendor, as Director, officer and employee of the Corporation, as the case may be;

(b)	assign and transfer to the Purchaser the Shares being purchased and shall deliver the required share certificate(s) duly endorsed for transfer into the Purchaser’s name, free and clear of any claims, liens and encumbrances;

(c)	provide the Purchaser with (i) evidence reasonably satisfactory to the Purchaser that the Vendor is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada), or (ii) a certificate from Revenue Canada under section 116 of such Act certifying that all taxes payable in connection with the transaction have been paid or that no taxes are payable in respect of the transaction; provided that if no declaration or certificate is delivered by the Vendor, the Purchaser will be entitled to deduct from the purchase price payable to the Vendor an amount equal to the amount of tax for which the Purchaser may be liable (as determined solely by the Purchaser) under the Income Tax Act (Canada).

10.3	Personal Guarantees

If, at the Time of Closing, the Vendor and/or the person who Controls the Vendor has guaranteed to anyone any debts, liabilities or other obligations of the Corporation, the Corporation and the remaining Shareholders shall take all steps to ensure that all personal guarantees made in connection with the Corporation be cancelled or cause to be cancelled at the Time of Closing. If that is not possible, the Purchaser shall provide the Vendor and/or the person who Controls the Vendor a complete indemnity against any and all costs which the Vendor and/or the person who Controls the Vendor may incur with respect to that guarantee (including, without limitation, fees for professional advisors, such as legal fees incurred in connection with the exercise of the indemnity).

10.4	Treatment of Indebtedness

On the closing of any purchase and sale of Shares provided for in this Agreement, unless otherwise specified or contemplated in this Agreement:

(a)	the amount of any Shareholder Debt shall be added to the purchase price and payable in cash by the Purchaser to the Vendor on closing provided however that the Vendor shall deliver to the Purchaser on closing an assignment of that Shareholder Debt;

(b)	the Purchaser shall pay, and the Vendor hereby directs the Purchaser to pay, that portion of the purchase price to the Corporation as is necessary to repay the Vendor’s Shareholder Borrowing, with the balance, if any, paid to the Vendor. If the Shareholder Borrowing exceeds the purchase price, the Vendor shall pay the balance of the Shareholder Borrowing to the Corporation on closing; and

(c)	if there is more than one Purchaser, each Purchaser shall pay on closing its pro rata portion of any payment to be made by the Purchasers.

10.5	Failure to Complete

If, at the Time of Closing, the Vendor fails to complete the transaction, the Purchaser shall have the right, without prejudice to any other rights which it may have, upon payment of the purchase price payable to the Vendor at the Time of Closing, to the credit of the Vendor (and/or of the Corporation, in respect of Shareholder Borrowings) in the main branch of the Corporation's bankers, to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the transaction (including in respect of any Shareholder Debt and Shareholder Borrowings) and the Vendor hereby irrevocably appoints the Purchaser its agent and attorney in that behalf and such appointment is coupled with an interest and the Vendor declares that this power of attorney may be exercised during any subsequent legal incapacity on its part.

10.6	Closing Place

Unless otherwise agreed to by the Vendor and Purchaser, the closing of any sale of Shares provided for in this Agreement shall take place at the head office of the Corporation.

ARTICLE 11

TOP-UP SHARES

Intentionally deleted.

ARTICLE 12

CONFIDENTIALITY

12.1	Confidentiality

The Shareholders shall at all times keep in confidence and not disclose any Confidential Information of the Corporation. The Shareholders shall at all times only use any Confidential Information for the purpose of the Corporation's business. For this purpose, “Confidential Information” means any and all information relating to the business and affairs of the Corporation, including but not limited to, any financial information, the private affairs of the Shareholders or related parties and any trade or business secrets. Confidential Information is the property of the Corporation. This confidentiality covenant survives any withdrawal or termination of the interest of a Shareholder in the Corporation.

ARTICLE 13

GENERAL

13.1	Term

This Agreement shall continue in full force and effect until the occurrence of any of the following events:

(a)	the dissolution of the Corporation in accordance with the provisions of the Act;

(b)	the agreement of all of the Shareholders to terminate this Agreement;

(c)	such time as all of the issued and outstanding Shares are held by one Shareholder; or

(d)	the Corporation completes a Liquidity Event.

13.2	Notices

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or transmitted by e-mail or similar means of recorded electronic communication.

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day).

13.3	Applicable Law

This Agreement shall be construed and enforced in accordance with and the rights of the parties hereto, shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein (with the exception of those provisions relating to conflict of laws) and the parties hereto do hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

13.4	Severability

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.5	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns, and shall not be assignable by any party (except as set out in this Agreement) without the prior written consent of the other parties.

13.6	Waiver

No waiver by any party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

13.7	Time of Essence

Time is of the essence in this Agreement.

13.8	Further Assurances

The Shareholders shall cause such meetings of the Corporation to be held, votes cast, resolutions passed, by-laws enacted, documents executed and all such things and acts done as may be necessary or desirable, whether in their role as shareholders, directors, officers or otherwise, to give full effect to this Agreement and every part hereof.

13.9	Independent Legal Advice

Each of the Shareholders acknowledges that he, she or it has been advised to obtain, and has had an opportunity to obtain, the advice of an independent legal advisor with respect to the terms and conditions herein contained.

13.10	Entire Agreement

This Agreement constitutes the entire agreement among the parties for the purpose of establishing their rights and obligations in respect of the Shares and the management and control of the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect thereto, except any confidentiality agreement that may exist between the Corporation and any Shareholder or Principal.

13.11	Counterparts

This Agreement may be executed in several counterparts, including by facsimile or other electronic means, each of which when so executed shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

MINERA ANDES INC.

Per:
	Name:	Anna Ladd-Kruger
	Title:	Chief Financial Officer

EVANACHAN LIMITED

Per:
	Name:	Robert R. McEwen
	Title:	President

McEWEN COPPER INC.

Per:
	Name:	Anna Ladd-Kruger
	Title:	Chief Financial Office

[Signature Page to Unanimous Shareholder Agreements]

SCHEDULE "A"

JOINDER

JOINDER TO

UNANIMOUS AGREEMENT OF THE HOLDERS OF COMMON SHARES

TO:	McEWEN COPPER INC. (the "Corporation") AND ITS CURRENT AND FUTURE SHAREHOLDERS THAT ARE PARTY TO THE UNANIMOUS AGREEMENT OF THE HOLDERS OF COMMON SHARES

RE:	UNANIMOUS AGREEMENT OF THE HOLDERS OF COMMON SHARES DATED AUGUST 20, 2021, AS AMENDED FROM TIME TO TIME (the "Unanimous Shareholder Agreement")

THIS JOINDER to the Unanimous Shareholder Agreement is made and entered into as of August 20, 2021 by the undersigned (the "New Shareholder"). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Unanimous Shareholder Agreement.

WHEREAS the New Shareholder has subscribed or is acquiring certain shares (the "Acquired Shares") of the Corporation and the New Shareholder wishes to become a party to the Unanimous Shareholder Agreement in accordance with the terms hereof;

NOW THEREFORE in consideration of the issuance of the Acquired Shares to the New Shareholder and the sum of ONE DOLLAR ($1.00) the New Shareholder hereby agrees to the following:

(a)	the New Shareholder acknowledges receiving a copy of and reviewing the Unanimous Shareholder Agreement;

(b)	upon execution of this Joinder, the New Shareholder shall become a party to the Unanimous Shareholders Agreement and shall have all the rights and benefits of, and shall be fully bound by, and subject to, all of the terms of the Unanimous Shareholder Agreement as if the New Shareholder had originally executed the Unanimous Shareholder Agreement as a Shareholder;

(c)	the New Shareholder agrees that from time to time, and without further consideration, it will execute and deliver such other instruments and documents and take such further actions as may be requested by the Corporation in respect of the matters provided for in this Unanimous Shareholder Agreement;

(d)	the New Shareholder acknowledges being entitled to independent legal advice in respect of this Joinder and the Unanimous Shareholder Agreement, and has either obtained such advice or waived the right to do so, understands all rights and obligations arising under this Joinder and the Unanimous Shareholder Agreement and is signing this Joinder voluntarily;

(e)	if the New Shareholder is not an individual, then the New Shareholder and ______________________________________________________________ (if the New Shareholder is a corporation or other entity, the names of all individual legal and beneficial owners of the entity must be disclosed) (the "Owner(s)") represent that the Owner(s) (is/are collectively) the sole legal and beneficial owner(s) of all of the issued and outstanding voting shares of the New Shareholder;

(f)	the New Shareholder represents that it is acquiring the Acquired Shares in accordance with the terms of the Unanimous Shareholder Agreement; and

(g)	the New Shareholder represents that the New Shareholder's address is as follows:

IN WITNESS WHEREOF, this Joinder has been executed as of the date first written above.

Dated:

Signed:

Name of the New Shareholder:

SCHEDULE "B"

DETERMINATION OF FAIR VALUE

Attached to and forming part of that Unanimous Shareholder Agreement dated August 20, 2021, among Minera Andes Inc., Evanachan Limited, McEwen Copper Inc. (the "Corporation") and those additional shareholders of the Corporation who become parties to the Unanimous Shareholder Agreement

1.	"Fair Value" means fair market value determined in accordance with the following process.

2.	If the parties agree on an amount, that amount shall be the Fair Value.

3.	If the parties cannot agree within 20 days of one party providing a notice to the others with a suggested Fair Value, the parties to the proposed transaction shall together select an independent third party acceptable to them who is appropriately qualified to determine fair market value (in any case, the "Valuator"), who shall determine the Fair Value within 30 days of being engaged (unless the parties agree to extend this period). If the parties are unable to agree on a Valuator, then each of them shall submit to the other the names of three proposed Valuators. Each party shall select one of the other's proposed Valuators. The party requesting referral to a Valuator shall then enter the two names into a lottery and select one of the two names so entered by coin flip. If either party fails to provide a list of proposed Valuators, the party who has provided its list may select a person from its own list to act as the Valuator.

4.	The Valuator shall have experience in valuing similar businesses and have at least fifteen years' experience in valuing businesses and is accredited as a chartered business valuator.

5.	The valuation of the Valuator shall be final and binding on the parties and there shall be no appeal from that valuation. The costs of the valuation shall be borne by the person who is the Triggered Shareholder.

6.	The Corporation and each of the Shareholders shall make available to the Valuator all books, records and other data and information in their possession or control as the Valuator may reasonably require for the purposes of its valuation.

7.	In determining the Fair Value, the Valuator may apply such principles of valuation as they consider appropriate in the circumstances.

SCHEDULE "C"

HOLDERS OF COMMON SHARES

Holders of Common Shares	Number of Common Shares Held
MINERA ANDES INC.	17,500,000
EVANACHAN LIMITED	4,000,000
TOTAL	21,500,000